CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-221936 on Form N-14 of our report dated February 17, 2017, relating to the financial statements and financial highlights of BlackRock S&P 500 Index V.I. Fund and BlackRock Managed Volatility V.I. Fund, each a series of BlackRock Variable Series Funds, Inc. (the “Funds”), appearing in the Annual Report on Form N-CSR of BlackRock Variable Series Funds, Inc. for the year ended December 31, 2016. We also consent to the references to us related to the Funds under the headings “Other Service Providers” in the Combined Prospectus/Proxy Statement and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 5, 2018